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                                                                     EXHIBIT 3.7

                          CERTIFICATE OF AMENDMENT OF
                        CERTIFICATE OF INCORPORATION OF
                        ATC COMMUNICATIONS GROUP, INC.


     ATC Communications Group, Inc., a corporation organized and existing under the Delaware General Corporation Law (the "Corporation"),

     DOES HEREBY CERTIFY:

     FIRST: that the Board of Directors of the Corporation at a special meeting of the Board of Directors called for such purpose, duly adopted resolutions setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable, and directing that said amendment be submitted to the stockholders of said corporation for their consideration. The resolutions setting forth the proposed amendment are as follows:

          RESOLVED, that the Board of Directors of the Corporation hereby adopts, approves, and declares advisable a proposal to amend the Certificate of Incorporation of the Corporation, which proposed amendment would strike, in its entirety, Article I of the Certificate of Incorporation of the Corporation and insert in its place a new first paragraph of Article I, as follows:

          "FIRST.  The name of the Corporation is Aegis
     Communications Group, Inc."

          RESOLVED, that the Board of Directors of the Corporation hereby adopts, approves, and declares advisable a proposal to amend the Certificate of Incorporation of the Corporation, which proposed amendment would strike in its entirety the first paragraph of
     Article IV of the Certificate of Incorporation of the Corporation and insert in its place a new first paragraph of Article IV, as follows:

          "FOURTH. The total number of shares of all classes of capital stock that the Corporation shall have the authority to issue is 101,000,000 shares, consisting of (a)100,000,000 shares of Common Stock, par value $0.01 per share, and (b) 1,000,000 shares of Preferred Stock, par value $.01 per share."

          RESOLVED, that the Board of Directors of the Corporation hereby adopts, approves, and declares advisable a proposal to amend the Certificate of Incorporation of the Corporation, which proposed amendment would strike in its entirety the first paragraph of
     Article VII of the Certificate of Incorporation of the Corporation and insert in its place a new first paragraph of Article VII, as follows:

               "SEVENTH.  NUMBER, ELECTION, AND TERMS OF
          DIRECTORS. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional directors under circumstances specified in a

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          Preferred Stock designation, the number of the
          directors of the Company will not be less than two nor more than twelve and will be fixed from time to time in the manner described in the bylaws of the Company. The directors will be divided into three classes designated as Class
          I, Class II, and Class III. Each Class of directors will stand for election at the 1998 annual stockholders' meeting for the following terms: Class I directors will be elected for a three-year term; Class II directors will be elected for a two-year term; and Class III directors will be elected for a one-year term.
          At each following annual stockholders' meeting, commencing with the 1999 annual stockholders' meeting, each of the successors to the directors of the Class whose term will expire at such annual meeting will be elected for a term running until the third annual meeting succeeding his or her election and until his or her successor has been duly elected and qualified."

     SECOND: that thereafter, stockholders of said corporation, which hold the necessary number of shares as required by statute, duly adopted and approved said amendment at the annual meeting of the stockholders of the Company pursuant to Section 222 of the Delaware General Corporation Law.

     THIRD: that said amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

     IN WITNESS WHEREOF, the Board of Directors of the Company has caused this Certificate of Amendment to be signed by Michael G. Santry, its Chairman and Chief Executive Officer, as of June 30, 1998.


                                       ATC COMMUNICATIONS GROUP, INC.,
                                       a Delaware corporation


                                       By:
                                          -------------------------------------
                                               Michael G. Santry
                                               President, Chairman of the Board
                                               and Chief Executive Officer


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